Exhibit No. 99.1

FOR IMMEDIATE RELEASE

BANKFINANCIAL CORPORATION ANNOUNCES 2014 FINANCIAL RESULTS
Burr Ridge, Illinois - (January 30, 2015) BankFinancial Corporation (Nasdaq - BFIN) (the “Company”) announced today the Company recorded net income of $40.6 million and earnings per share of common stock of $2.01 for the year ended December 31, 2014. The Company’s pre-tax, pre-provision income was $10.8 million in 2014, compared to $5.5 million in 2013.
For the year 2014, the Company’s total loans increased by $74.3 million (7%), and total investment and business loans increased by $93.2 million (10%). The Company enjoyed balanced loan growth between its multifamily / commercial real estate portfolio ($50.5 million) and its commercial / industrial loan and lease portfolio ($42.7 million). The Company’s asset quality continued to strengthen, with non-performing loans representing 1.03% of loans receivable compared to 1.66% at December 31, 2013, and non-performing assets representing 1.27% of total assets compared to 1.70% at December 31, 2013. The Company’s core deposits remained stable, with the ratio of core deposits to total deposits increasing to 80.8%. The Company’s liquid assets exceeded 12% of total assets. The Company’s capital ratios increased and remained strong with a Tier 1 capital ratio of 13.04% and a Tier 1 risk-based capital ratio of 17.21%.
The Company's financial results for 2014 included a tax benefit of $35.1 million reflecting the recovery of a deferred tax asset valuation allowance established in 2011. The Company's recovery of this allowance was supported by numerous positive factors including eight consecutive quarters of sustained pre-tax income, strengthened asset quality trends and the absence of other previously-existing negative factors.
“Our 2014 results reflect the successful execution of key business plan objectives, including achieving and maintaining sustainable loan growth in our targeted loan categories, restoring our historical asset quality and improving our overall efficiency. We look forward to further improvements in these very positive trends in 2015,” said F. Morgan Gasior, the Chairman and CEO of the Company.
The Company expects to release its schedule for the filing of its Form 10-K by March 13, 2015. The Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.
BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234